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As filed with the Securities and Exchange Commission on May 8, 2003

Registration No. 333-[                ]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ELECTRIC CITY CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization	1280 Landmeier Road Elk Grove Village, IL 60007 (847) 437-1666 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)	36-4197337 (I.R.S. Employer Identification No.)

JEFFREY R. MISTARZ
Chief Financial Officer and Treasurer
Electric City Corp., 1280 Landmeier Road, Elk Grove Village, Illinois, 60007, (847) 437-1666
(Name, Address, and Telephone Number of Agent for Service)
Copies to:
Andrew H. Connor Schwartz Cooper Greenberger & Krauss, Chtd. 180 N. LaSalle Street, Suite 2700 Chicago, Illinois 60601 (312) 346-1300

Approximate Date of Commencement of Proposed sale to the Public:
From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box     ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $0.0001	18,084,555	$1.30	$23,509,922	$1,902.00

(1)
In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)
Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low sale prices of the common stock of Electric City Corp. reported on the American Stock Exchange on May 6, 2003.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 8, 2003

PROSPECTUS

ELECTRIC CITY CORP.

18,084,555 Shares of Common Stock

        This prospectus relates to up to 18,084,555 shares of our common stock, par value $0.0001 per share, which may be offered for sale by selling stockholders named in this prospectus. The selling stockholders can sell these shares on any exchange on which the shares are listed, in privately negotiated transactions or by any other legally available means, whenever they decide and at the prices they set. We may issue up to 3,848,520 of these shares upon exercise of options and warrants issued by the Company held by some of the selling stockholders. We will not receive any of the proceeds from the sale of these shares of our common stock, but will receive proceeds from the exercise of any of such options and warrants.

        Our common stock is quoted on the American Stock Exchange under the symbol "ELC." On May 6, 2003, the closing sale price for shares of our common stock was $1.30 per share.

        Our principal executive office is located at 1280 Landmeier Road, Elk Grove Village, Illinois, 60007. Our telephone number at that address is (847) 437-1666. Our web site is located at http://www.elccorp.com.

        Investing in our common stock involves risks described beginning on page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2003.

TABLE OF CONTENTS

About This Prospectus	1
Where You Can Find More Information	1
Incorporation Of Certain Documents By Reference	1
Cautionary Note Regarding Forward-Looking Statements	2
Prospectus Summary	3
Risk Factors	4
Use of Proceeds	13
Plan of Distribution	13
Selling Stockholders	14
Legal Matters	16
Experts	16

ii

ABOUT THIS PROSPECTUS

        This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission ("SEC" or "Commission") using a "shelf registration" process. You should rely only on the information provided in this prospectus or any supplement or amendment. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus or any supplement or amendment is accurate as of any date other than the date on the front of this prospectus or any supplement or amendment.

        Unless the context otherwise requires, "Electric City," the "Company," "we," "our," "us" and similar expressions refers to Electric City Corp. and its subsidiaries, and the term "common stock" means Electric City Corp.'s common stock, par value $0.0001 per share.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Our common stock is listed on the American Stock Exchange (AMEX: ELC), and reports, proxy statements and other information concerning us can also be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006. Our web site address is http://www.elccorp.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The rules of the SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

  •
  our Annual Report on Form 10-KSB for the year ended December 31, 2002 (filed with the SEC on March 31, 2003);

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  our Form 8-A (filed with the SEC on December 8, 2000);

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  all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of the offering.

        You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

        Electric City Corp.
        Attn: Investor Relations
        1280 Landmeier Road
        Elk Grove Village, IL 60007-2410

        Telephone: (847) 437-1666

        You should rely only on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. You should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as "may," "will," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors, including the factors set forth under "Risk Factors," that could cause our actual results, performance, prospects or opportunities in 2003 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, our limited operating history, our history of operating losses, fluctuations in retail electricity rates, our reliance on licensed technologies, customers' acceptance of our new and existing products, the risk of increased competition, our ability to successfully integrate acquired businesses, products and technologies, our ability to manage our growth, our need for additional financing and the terms and conditions of any financing that is consummated, the possible volatility of our stock price, the concentration of ownership of our stock and the potential fluctuation in our operating results. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements. Except as otherwise required by Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus.

Our Company

        We were organized as Electric City LLC, a Delaware limited liability company, on December 5, 1997. On June 5, 1998 we merged Electric City LLC with and into Electric City Corp., a Delaware corporation. On June 10, 1998, we issued approximately six (6%) percent of our issued and outstanding common stock to the approximately 330 stockholders of Pice Products Corporation ("Pice") an inactive, unaffiliated company with minimal assets, pursuant to the merger of Pice with and into Electric City. This merger facilitated the establishment of a public trading market for our common stock. Trading in our common stock commenced on August 14, 1998 through the OTC Bulletin Board under the trading symbol "ECCC". Since December 12, 2000, our common stock has traded on the American Stock Exchange under the trading symbol "ELC".

Our Products

        We are a developer, manufacturer and integrator of energy saving technologies and custom electric switchgear. Our premier energy saving product is the EnergySaver system, which reduces energy consumed by lighting, typically by 20% to 30%, with minimal lighting level reduction. This technology has applications in commercial buildings, factories and office structures, as well as street lighting and parking lot lighting. In addition to our EnergySaver system, we manufacture, through our subsidiary Switchboard Apparatus, Inc. ("Switchboard Apparatus"), custom electric switchgear. We also provide, through our other subsidiary, Great Lakes Controlled Energy Corp. ("Great Lakes"), integrated building and environmental control solutions for commercial and industrial facilities.

        Our EnergySaver product line is manufactured at our facilities in Elk Grove Village, Illinois, with manufacturing and assembly scaled to order demand. Our Switchgear product line is manufactured at the facilities of Switchboard Apparatus in Broadview, Illinois. Building and environmental control services and solutions provided by Great Lakes are based out of Elk Grove Village, Illinois.

        Giorgio Reverberi has patented in the U.S. and Italy certain technologies underlying the EnergySaver products. We have entered into a license agreement and series of agreements with Mr. Reverberi and our founder, Mr. Joseph Marino relating to the license of the EnergySaver technology in the United States and certain other markets.

        We are pursuing a multi-channel marketing and sales distribution strategy to bring our products to market. Our multi-channel approach includes the use of a direct sales force, distributors and manufacturers' representatives.

The Offering

Securities Offered	The selling stockholders are offering up to 18,084,555 shares of our common stock.
Terms of the Offering	We have agreed to use our best efforts to keep this registration statement effective until April 23, 2004.
Use of Proceeds
We will not receive any of the proceeds from any sale of the shares offered by this prospectus by the selling stockholders. To the extent the selling stockholders exercise their options or warrants, we intend to use the proceeds we receive from such exercise(s) for general corporate purposes.
American Stock Exchange Symbol	ELC

RISK FACTORS

        You should carefully consider the risks and uncertainties described below and all of the other information included in this prospectus before you decide whether to purchase shares of our common stock. Any of the following risks could materially adversely affect our business, financial condition or operating results and could negatively affect the value of your investment.

Risks Related to Our Business

  We have a limited operating history upon which to evaluate our potential for future success.

        We were formed in December 1997. To date, we have only generated limited revenues from the sale of our products and do not expect to generate significant revenues until we sell a significantly larger number of our products. Accordingly, we have only a limited operating history upon which you can base an evaluation of our business and prospects. The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by early stage companies like ours in an evolving market. If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed.

  Continuing losses and our inability to date to generate positive cash flow create a significant risk that we will be unable to continue as a going concern.

        Our auditors have modified their opinion to our audited financial statements for the year ended December 31, 2002 to include an emphasis paragraph, stating that our continuing losses and negative cash flow from operations raise substantial doubt about our ability to continue as a going concern. Our management has developed a plan that includes restructuring or possibly disposing of the Power Management segment of our business, increasing sales of our Energy Technology products and raising additional capital. If we are unsuccessful in accomplishing any of these three tasks, our ability to continue to operate as a going concern could be in doubt.

  We have incurred significant operating losses since inception and may not achieve or sustain profitability in the future.

        We have incurred substantial net losses in each year since we commenced operations in December 1997. We must overcome significant manufacturing and marketing hurdles to sell large quantities of our products. In addition, we may be required to reduce the prices of our products in order to increase sales. If we reduce product prices, we may not be able to reduce product costs sufficiently to achieve acceptable profit margins. As we strive to grow our business, we expect to spend significant funds (1) for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel; (2) for research and development; and (3) to acquire complementary products, technologies and services. To the extent that our revenues do not increase as quickly as these costs and expenditures, our results of operations and liquidity will be materially adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain it.

  A decrease in electric retail rates could lessen demand for our EnergySaver products.

        Our principal products, our EnergySaver products, have the greatest profit potential in areas where commercial electric rates are relatively high. However, retail electric rates for commercial establishments in the United States may not remain at their current high levels. Due to a potential overbuilding of power generating stations throughout certain regions of the United States, wholesale power prices may decrease in the future. Because the price of commercial retail electric power is largely attributed to the wholesale cost of power, it is reasonable to expect that commercial retail rates may decrease as well. In addition, much of the wholesale cost of power is directly related to the price of certain fuels, such as natural gas, oil and coal. If the prices of those fuels decrease, the prices of the wholesale cost of power may also decrease. This could result in lower electric retail rates and less of a demand for energy saving devices such as our EnergySaver products.

  We have a license under certain patents and our ability to sell our products may be adversely impacted if the license expires or is terminated.

        We have entered into a license agreement with Messrs. Giorgio Reverberi and Joseph Marino. Mr. Reverberi holds a U.S. patent and has applied for several patents in other countries. Pursuant to the terms of the license, we have been granted the exclusive right to manufacture and sell products containing the load reduction technology claimed under Mr. Reverberi's U.S. patent or any other related patent held by him in the U.S., the remainder of North America, parts of South America and parts of Africa. However, the exclusive rights that we received may not have any value in territories where Mr. Reverberi does not have or does not obtain protectable rights. The term of the license expires when the last of these patents expires. We expect that these patents will expire in or around November 2017. Mr. Reverberi may terminate our license agreement if we materially breach its terms and fail to cure the breach within 180 days after we are notified of the breach. If our license is terminated, that could impact our ability to manufacture, sell or otherwise commercialize products in certain countries, including the United States, in the event that Mr. Reverberi has valid patent(s) in those countries with one or more patent claims that cover those products.

  If we are not able to protect our intellectual property rights against infringement or others obtain intellectual property rights relating to energy management technology, we could lose our competitive advantage in the energy management market.

        We regard our intellectual property rights, such as patents, licenses of patents, trademarks, copyrights and trade secrets, as important to our success. Although we entered into confidentiality and rights to inventions agreements with our non-union employees and consultants during March 2001 (and non-union employees hired since March 2001 have also signed these agreements), the steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our intellectual property rights or we may not be able to detect unauthorized use and take appropriate steps to enforce our rights. Failure to take appropriate protective steps could materially adversely affect our competitive advantage in the energy management market. Our license to use Mr. Reverberi's patents may have little or no value to us if Mr. Reverberi's patents are not valid. In addition, patents held by third parties may limit our ability to manufacture, sell or otherwise commercialize products and could result in the assertion of claims of patent infringement against us. It that were to happen, we could try to modify our products to be non-infringing, but such modifications might not be successful to avoid infringing on the intellectual property rights of third parties.

        Claims of patent infringement, regardless of merit, could result in the expenditure of significant financial and managerial resources by us. We may be forced to seek to enter license agreements with third parties (other than Mr. Reverberi) to resolve claims of infringement by our products of the intellectual property rights of third parties. These licenses may not be available on acceptable terms or at all. The failure to obtain such licenses on acceptable terms could have a negative effect on our business.

  The loss of key personnel may harm our ability to obtain and retain customers, manage our rapid growth and compete effectively.

        Our future success will depend significantly upon the continued contributions of certain members of our senior management, including John P. Mitola, our Chief Executive Officer, because he is critical to obtaining and retaining customers and managing our growth. Our future success will also depend upon our ability to attract and retain highly qualified technical, operating and marketing personnel. We believe that there is intense competition for qualified personnel in the energy management industry. If we cannot hire, train and retain qualified personnel or if a significant number of our current employees depart, we may be unable to successfully manufacture and market our products.

  If we are unable to manage our growth, it will adversely affect our business, the quality of our products and our ability to attract and retain key personnel.

        We have experienced rapid growth, which has been primarily through acquisitions of other businesses, and we are subject to the risks inherent in the expansion and growth of a business enterprise. This significant growth, if sustained, will continue to place a substantial strain on our operational and administrative resources and increase the level of responsibility for our existing and new management personnel. To manage our growth effectively, we will need to:

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  further develop and improve our operating, information, accounting, financial and other internal systems and controls on a timely basis;

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  improve our business development, marketing and sales capabilities; and

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  expand, train, motivate and manage our employee base.

        Our current senior management has limited experience managing a publicly traded company. Our systems currently in place will not be adequate if we continue to grow at our current pace and will need to be modified and enhanced. The skills of management currently in place may not be adequate if we continue to grow at our current pace.

  If our EnergySaver products do not achieve or sustain market acceptance, our ability to compete will be adversely affected.

        To date, we have not sold our EnergySaver product line in very large quantities and a sufficient market may not develop for it. Significant marketing will be required in order to establish a sufficient market for the EnergySaver products. The technology underlying these products may not become a preferred technology to address the energy management needs of our customers and potential customers. Failure to successfully develop, manufacture and commercialize products on a timely and cost-effective basis will have a material adverse effect on our ability to compete in the energy management market.

  Failure to meet customers' expectations or deliver expected technical performance could result in losses and negative publicity.

        Customer engagements involve the installation of energy management equipment that we design to help our clients reduce energy/power consumption and/or increase energy/power reliability. We rely on outside contractors to install our EnergySaver products. Any defects in this equipment and/or its installation or any other failure to meet our customers' expectations could result in:

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  delayed or lost revenues due to adverse customer reaction;

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  requirements to provide additional products and/or services to a customer at no charge;

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  negative publicity regarding us and our products, which could adversely affect our ability to attract or retain customers; and

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  claims for substantial damages against us, regardless of our responsibility for such failure.

  The cyclical nature of the construction industry could negatively affect the sales of our products.

        The construction industry is cyclical and is frequently affected by changes in general and local economic conditions, including:

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  employment levels;

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  availability of financing for customers;

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  interest rate fluctuations; and

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  consumer confidence.

        A decline in construction activity may decrease our ability to sell our products. We have no control over these economic conditions. Any significant downturn in construction activity could reduce demand for our products and could affect the sales of our products.

  If sufficient additional funding is not available to us, the commercialization of our products and our ability to grow at a rapid pace may be hindered.

        Our operations have not generated positive cash flow since the inception of the Company in 1997. We have funded our operations through the issuance of common and preferred stock and secured bank debt. Our ability to continue to operate until our cash flow turns positive will depend on our ability to continue to raise funds through the issuance of equity or debt. If we are not successful in raising additional funds, we might have to significantly scale back or delay our growth plans, or possibly cease operations altogether. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products.

  Raising additional capital or consummation of additional acquisitions through the issuance of equity or equity-linked securities could dilute your ownership interest in us.

        We need to obtain additional funds to grow our product development, manufacturing, marketing and sales activities at the pace that we intend. If we are not successful in raising additional funds, we might have to significantly scale back or delay our growth plans, reduce staff and delay planned expenditures on research and development and capital expenditures in order to continue as a going concern. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products.

        If we receive additional funds or acquire additional businesses through the issuance of equity securities, our existing stockholders will likely experience dilution of their present equity ownership position and voting rights. Depending on the number of shares issued and the terms and conditions of the issuance, new equity securities could have rights, preferences, or privileges senior to those of our common stock.

        Our senior management is currently attempting to raise an additional $2 million to $4 million of additional capital during 2003, in order to add to our liquidity and cash availability until our operations begin to produce positive cash flow. We also believe that our future growth may depend, in part, on our ability to acquire businesses with complementary technologies. If we are successful in raising additional capital or if we acquire additional businesses (both of which may require stockholder approval), our existing stockholders will likely experience dilution of their present equity ownership position and voting rights, depending upon the number of shares issued and the terms and conditions of the issuance. The new equity securities will likely have rights, preferences or privileges senior to those of our common stock.

  Failure to effectively market our energy management products could impair our ability to sell large quantities of these products.

        One of the challenges we face in commercializing our energy management products is demonstrating the advantages of our products over more traditional products and competitive products. As we grow, we will need to further develop our marketing and sales force. In addition to our internal sales force, we rely on third parties to market and sell our products. We currently maintain a number of relationships and have a number of agreements with third parties regarding the marketing and distribution of our EnergySaver products and are dependent upon the efforts of these third parties in marketing and selling these products. Maintenance of these relationships is based primarily on an ongoing mutual business opportunity and a good overall working relationship. The current contracts associated with certain of these relationships allow the distributors to terminate the relationship upon 30 days' written notice. Without these relationships, our ability to market and sell our EnergySaver products could be harmed and we may need to divert even more resources to increasing our internal sales force. If we are unable to expand our internal sales force and maintain our third party marketing relationships, our ability to generate significant revenues could be seriously harmed.

        The distribution rights we have granted to third parties in specified geographic territories may make it difficult for us to grow our business in such territories if those distributors do not successfully market and support our products in those territories. We have in the past been, and may in the future be, involved in disputes with distributors that have distribution rights in specified geographic territories, but are achieving sales results that do not meet goals. During 2000, we repurchased for cash and stock consideration the distribution rights for Arizona, Colorado, Florida, Georgia, Michigan, Nebraska, North Carolina, Ohio, South Carolina and Virginia from three distributors that were not meeting our sales goals. We may have to expend additional funds, incur debt or issue additional securities in the future to repurchase other distribution rights that we have granted or may grant in the future.

  If our "Virtual Negawatt Power Plant" concept or our "Shared Savings" program is unsuccessful, distribution of our EnergySaver product line may be impaired and our growth could suffer.

        During 2001, we announced our "Virtual Negawatt Power Plant" concept and our "Shared Savings" program. The concept of the Virtual Negawatt Power Plan program is the creation of "Negawatts" which are reductions in demand for electric power. Negawatts are made possible by the installation of our EnergySaver units, which result in such reductions in demand for electric power. The concept of the "Shared Savings" program calls for a type of lease arrangement whereby the end-user allocates a share of its electric savings to a pay-down of lease financing arranged by a third party. We plan to advance the distribution of our EnergySaver products and increase the profitability of our EnergySaver product line through these new projects. While we have begun to implement these projects, we do not know at this time if they will be commercially successful. If these projects are unsuccessful, our plans to significantly increase the distribution of our EnergySaver product line, especially in markets where electricity has been deregulated, may not develop and our growth may be impaired.

  If our management fails to properly identify companies to acquire and to effectively negotiate the terms of these acquisition transactions, our growth may be impaired.

        Our growth is due in large part to acquisitions. Our future growth may depend, in part, on our ability to identify opportunities to acquire companies with complementary technologies, products and/or services and to successfully negotiate the terms of any acquisitions we want to make. Our management, including our Board of Directors, will have discretion in identifying and selecting companies to be acquired by us and in structuring and negotiating these acquisitions. In general, our common stockholders will not have the opportunity to approve these acquisitions (The holders of our Series A Convertible Preferred Stock and Series C Convertible Preferred Stock have certain rights to approve acquisitions). In addition, in making acquisition decisions, we will rely, in part, on financial projections developed by our management and the management of potential target companies. These projections will be based on assumptions and subjective judgments. The actual operating results of any acquired company or the combination of us and an acquired company may significantly fall short of these projections.

        We may be unable to acquire companies that we identify for various reasons, including:

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  our inability to interest such companies in a proposed transaction;

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  our inability to agree on the terms of an acquisition;

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  incompatibility between our management and management of a target company; and

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  our inability to obtain required approvals of the holders of our Series A Convertible Preferred Stock and Series C Convertible Preferred Stock.

        If we cannot consummate acquisitions on a timely basis or agree on terms at all, or if we cannot continue to acquire companies with complementary technologies, products and/or services on terms acceptable to us, our growth may be impaired.

  Our growth may be impaired and our current business may suffer if we do not successfully address risks associated with acquisitions.

        During our limited operating history, we have acquired Switchboard Apparatus Inc., which forms the core of our switchgear business unit, and Great Lakes Controlled Energy Corp., which is a national representative and installer of select energy metering and control systems. Our future growth may depend, in part, upon our ability to successfully acquire other complementary businesses. We may encounter problems associated with such acquisitions, including the following:

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  difficulties in integrating acquired operations and products with our existing operations and products;

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  difficulties in meeting operating expectations for acquired businesses;

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  diversion of management's attention from other business concerns;

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  adverse impact on earnings of amortization or write-offs of goodwill and other intangible assets relating to acquisitions; and

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  issuances of equity securities that may be dilutive to existing stockholders to pay for acquisitions.

        If we cannot successfully manage the businesses we acquire and integrate them into our existing business our growth may be impaired and our business may suffer.

  Expanding our international operations will be difficult and our failure to do so successfully or in a cost-effective manner could have a material adverse effect on our business, operating results and financial condition.

        We have been marketing and selling our products in Mexico and may expand our international operations into other countries in which we have been granted license rights. Under our license with Messrs. Reverberi and Marino, we were granted exclusive rights to manufacture and sell products containing his patented load reduction technology in North America, parts of South America and parts of Africa. While we have no current plans to do so, our future expansion into international markets beyond Mexico will require significant management attention and financial resources and could adversely affect our business, operating results and financial condition. In order to expand international sales successfully, we must establish additional foreign operations and joint ventures, hire additional personnel and recruit additional international distributors. We may not be able to do so in a timely or cost efficient manner, and our failure to do so may limit our international sales growth.

        There are certain risks inherent in international business activities including:

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  changes in foreign currency exchange rates;

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  tariffs and other trade barriers;

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  costs of localizing products for foreign countries;

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  lack of acceptance of localized products in foreign countries;

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  longer accounts receivable payment cycles;

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  difficulties in managing international operations;

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  difficulties enforcing agreements in foreign jurisdictions;

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  potentially adverse tax consequences, including restrictions on repatriating earnings;

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  weaker intellectual property protection in foreign countries; and

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  the burden of complying with a wide variety of foreign laws.

        These factors may have a material adverse effect on our future international sales and ability to grow and, consequently, our business, operating results and financial condition could suffer.

  If we do not successfully compete with others in the very competitive energy management market, we may not achieve profitability.

        In the energy management market, we compete with other manufacturers of switching and monitoring systems and manufacturers of traditional energy management products that are currently used by our potential customers. Many of these companies have substantially greater financial resources, larger research and development staffs and greater manufacturing and marketing capabilities than us. Our competitors may provide energy management products at lower prices and/or with superior performance. Failure of our products to reduce energy usage and cost sufficiently and reliably to achieve commercial acceptance or to otherwise successfully compete with conventional and new technologies would materially harm our business.

  Product liability claims could result in losses and could divert our management's time and resources.

        The manufacture and sale of our products creates a risk of product liability claims. Any product liability claims, with or without merit, could result in costly litigation and reduced sales, cause us to incur significant liabilities and divert our management's time, attention and resources. We do have product liability insurance coverage; however, there is no assurance that such insurance is adequate to cover all potential claims. The successful assertion of any such large claim against us could materially harm our liquidity and operating results.

  Our current internal manufacturing capacity is limited and if demand for our products increases significantly and we are unable to increase our capacity quickly and efficiently our business could suffer.

        Our EnergySaver products are manufactured at our facilities. To be financially successful, we must manufacture our products, including our EnergySaver products, in substantial quantities, at acceptable costs and on a timely basis. While we have produced over 800 EnergySaver units over the past six years, we have never approached what we believe is our production capacity. To produce larger quantities of our EnergySaver products at competitive prices and on a timely basis, we will have to further develop our processing, production control, assembly, testing and quality assurance capabilities. We may also have to hire contract-manufacturers and outsource the manufacturing of some or all of our products. We have had discussions with several potential contract-manufacturers and they have produced several units on a trial basis, but their ability to deliver significant quantities of product on a timely basis is still unproven. We may be unable to manufacture our EnergySaver products in sufficient volume and may incur substantial costs and expenses in connection with manufacturing larger quantities of our EnergySaver products. If we are unable to make the transition to large-scale commercial production successfully, our business will be negatively affected. We could encounter substantial difficulties if we decide to outsource the manufacturing of our products, including delays in manufacturing and poor production quality.

  We must decide on a course of action for dealing with the adverse changes in the markets for our Power Management products, which have led to a significant reduction in the segment's sales and margins.

        Sales and margins of our Power Management business have been negatively impacted by a slowdown in construction spending and a cut back in capital expenditures by the Telecom industry. During 2002 we reduced our cost of manufacturing, primarily through reductions in labor costs, but the segment is continuing to lose money and consume cash. We are currently evaluating several strategic alternatives, including restructuring the business once again in an attempt to further reduce costs, or possibility selling or otherwise disposing of the business altogether. If we attempt to restructure the business there is a chance that our efforts may not be successful in returning it to profitability. If we decide to sell the business it is likely that we will not recoup our investment, resulting in a significant charge related to the disposal. If we fail to find a solution quickly the business will likely continue to strain our already weakened liquidity.

Risks Related to this Offering

  Because our common stock has been listed on AMEX for a short time, an active trading market may not develop after this offering, which may make it difficult for you to sell your shares.

        Our common stock began trading on the American Stock Exchange on December 12, 2000. Previously our securities traded in the over-the-counter market on the OTC Bulletin Board. If an active and liquid trading market does not exist for our common stock on AMEX, you may have difficulty selling your shares.

  The need to raise additional capital will most likely be dilutive to our current stockholders and could result in new investors receiving rights that are superior to those of existing stockholders.

    •
    Over the past eighteen (18) months we have issued a total of 2,100,000 shares of our preferred stock, which is convertible into our common stock at the ratio of ten (10) shares of common stock for each share of preferred stock. These shares of preferred stock are accruing dividends at the rate of 10% per year and during the first three (3) years following issuance we can pay these dividends either in cash or additional shares of preferred stock. To date we have issued an additional 342,404 shares of convertible preferred stock in satisfaction of accrued dividends. The preferred stockholders all have rights that are superior to the rights of our common stockholders, including:a liquidation preference of $20 per share;

    •
    special approval rights in respect of certain actions by the Company, including any issuance of shares of capital stock by the Company (other than to pay dividends on the preferred and under certain other limited exceptions) and any acquisition, sale, merger, joint venture, consolidation or reorganization involving the Company or any of its subsidiaries;

    •
    a conversion price that is below the current market price of our common stock;

    •
    the right to elect up to four directors (out of a board membership of 12);

    •
    the right to vote with the holders of common stock on an "as converted" basis on all matters on which holders of our common stock are entitled to vote, except for the election of directors or as otherwise provided by law;

    •
    a right of first offer on the sale of equity by the Company in a private transaction; and

    •
    anti-dilution protection that would adjust the conversion price on their preferred shares and the exercise price on their warrants in the event we issue equity at a price which is less than the conversion price or exercise price of their securities.

        These rights associated with our preferred stock are substantially different than the rights of our common stockholders and may materially decrease the value of our common stock.

  Joseph Marino and NCVC and DYDX can control matters requiring stockholder approval or could cause our stock price to decline through future sales because they beneficially own a large percentage of our common stock.

        There are 34,130,460 shares of our common stock outstanding as of April 30, 2003, of which Joseph C. Marino, either directly or through an affiliate, beneficially owns approximately 27%, NCVC LLC beneficially owns approximately 14% and DYDX Consulting, LLC beneficially owns approximately 10%(each of the aforementioned percentages do not include stock options that are currently exercisable). Kevin P. McEneely, who is one of our directors, and Victor Conant share voting and investment power with respect to the shares of common stock held by NCVC. As a result of their significant ownership, Mr. Marino, NCVC and DYDX have the ability to exercise a controlling influence over our business and corporate actions requiring stockholder approval, including the election of our directors (other than those directors to be chosen by the holders of the Series A Convertible Preferred Stock), a sale of substantially all of our assets, a merger between us and another entity or an amendment to our certificate of incorporation. This concentration of ownership could delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for shares of our common stock. Also, in the event of a sale of our business, Mr. Marino and NCVC and DYDX could elect to receive a control premium to the exclusion of other stockholders.

        A significant percentage of the outstanding shares of our common stock, including the shares beneficially owned by Mr. Marino, NCVC or DYDX, can be sold in the public market from time to time, subject to limitations imposed by Federal securities laws and by trading agreements entered into with us. Despite limits imposed by the trading agreements, the market price of our common stock could decline as a result of sales of a large number of our presently outstanding shares of common stock by Mr. Marino, NCVC, DYDX or other stockholders in the public market or due to the perception that these sales could occur. This could also make it more difficult for us to raise funds through future offerings of our equity securities.

  Provisions of our charter and by-laws, in particular our "blank check" preferred stock, could discourage an acquisition of our company that would benefit our stockholders.

        Provisions of our charter and by-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. In particular, shares of our preferred stock have been issued and may be issued in the future without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock which is currently outstanding or which may be issued in the future. The issuance of our preferred stock, while providing desirable flexibility in pursuing possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage these investors from acquiring a majority of our common stock. In addition, the price that future investors may be willing to pay for our common stock may be lower due to the conversion price and exercise price granted to investors in any such private financing.

USE OF PROCEEDS

        We will not receive any of the proceeds from any sale of the shares offered by this prospectus by the selling stockholders. If and when the selling stockholders exercise their options and warrants, we will receive up to $4,130,774.60 from the issuance of shares of common stock to the selling stockholders. Under such options and warrants, the selling stockholders have exercise prices per share ranging from $0.92 to $1.23. To the extent the selling stockholders exercise their options or warrants, we intend to use the proceeds we receive for general corporate purposes.

PLAN OF DISTRIBUTION

        We are registering the shares of common stock issued or issuable upon exercise of warrants previously issued by us to permit the resale of those shares of common stock from the date of this prospectus until April 23, 2004. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we may receive up to $4,130,774.60 in connection with the issuance of the shares of common stock upon exercise of options and warrants. We will bear all fees and expenses incident to the registration of the shares of common stock.

        The selling stockholders may sell all or a portion of the common stock subject to this prospectus and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. Many of the selling stockholders are also subject to stock trading agreements that restrict the amount of their public sales on any given day and within certain longer periods of time. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

—	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,
—	in the over-the-counter market,
—	in transactions otherwise than on these exchanges or systems or in the over-the- counter market,
—	through the writing of options, whether such options are listed on an options exchange or otherwise, or
—	by any other legally available means.

        If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares under this prospectus. Our directors and executive officers are not permitted to make short sales under our insider trading compliance program or under Section 16 of the Securities Exchange Act.

        The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

        Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in most states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        There can be no assurance that any selling stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

        The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.

        Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        We will pay all expenses of the registration of the shares of common stock estimated to be $20,402 in total, including, without limitation, Securities and Exchange Commission filing fees, expenses of compliance with state securities or "blue sky" laws and transfer agent fees relating to sales pursuant to this prospectus; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any.

        Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

SELLING STOCKHOLDERS

        The shares of common stock being offered by the selling stockholders represent 18,084,555 shares that have been issued or are issuable upon exercise of options and warrants owned by the selling stockholders. We are registering the shares so that the selling stockholders may offer the shares for resale from time to time, subject to the terms of specific stock trading agreements to which certain selling stockholders are parties. In addition, securities which have been acquired directly from the Company in a transaction not involving any public offering are usually considered "restricted" securities. The sale of restricted securities is generally restricted by the Securities Act of 1933, as amended. Rule 144 under the Securities Act of 1933 provides certain conditions under which restricted securities may be sold. During any 90 day period the sale of restricted securities by those shareholders who own 10% of more of the Company's outstanding stock or who are otherwise deemed to be "affiliates" of the Company is limited by Rule 144, to the greater of one percent (1%) of the outstanding shares of the Company's common stock, or the average weekly trading volume of the

Company's common stock during the preceding four week period. In addition, for any sale by a shareholder who owns 10% of more of the Company's outstanding stock or who is otherwise deemed to be an "affiliate" of the Company, the restricted securities must have been held by the selling stockholder for at least one year and they must be sold in "brokers' transactions" (as defined in Rule 144). The foregoing trading restrictions of Rule 144 continue to apply to 10% stockholders and other "affiliates" for a period of three months following the date on which the shareholder no longer holds at least 10% of our common stock or is otherwise considered an "affiliate" of the Company. As a holder of at least 10% of our common stock, Pino Manufacturing, Inc., NCVC LLC, DYDX Consulting LLC and Mr. Richard Kiphart are each subject to such limitations. All of the shares of common stock being offered are restricted securities, but for those selling stockholders which are not 10% stockholders or "affiliates" of the Company, Rule 144 permits sales after the restricted securities have been held for one year.

        In addition to the trading restriction of Rule 144, the owners of a majority of the shares being registered herein are parties to various trading agreements which are generally more restrictive than the restrictions imposed by Rule 144 by limiting the amount of shares they may sell in any publicly traded transaction on any given day and within certain longer periods of time. The trading restrictions imposed by Rule 144 and the trading agreements with respect to sales in publicly traded transactions do not transfer to a buyer of the securities being offered.

        The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The first column lists, for each selling stockholder, the number of shares of common stock held by such stockholder including shares issuable (pursuant to options or warrants) to such stockholder. The second column lists the shares of common stock (including shares issued or issuable upon exercise of options or warrants) being offered by this prospectus by each selling stockholder. The column titled "Ownership After Offering" assumes the sale of all of the shares offered by each selling stockholder, although each selling stockholder may sell all, some or none of his or its shares in this offering.

	Ownership Prior to Offering					Ownership After Offering
Selling Stockholder (14)				Securities Being Offered
	Shares		%			Shares	%
Aftbird & Co., nominee for The Munder Power Plus Fund, A series of Munder Funds, Inc.	1,733,696	(1)	5.0%	1,733,696	(1)	0	0%
Capstone Investments	50,000	(2)	*	50,000	(2)	0	0%
Jason Diamond	50,000	(3)	*	50,000	(3)	0	0%
DYDX Consulting LLC(4)	3,678,046	(5)	10.5%	947,546	(5)	2,069,953	8.0%
Richard Kiphart	3,563,065	(6)	10.2%	582,403	(7)	2,980,662	8.5%
NCVC LLC(8)	4,962,699	(9)	14.1%	4,962,699	(9)	0	0%
Pino Manufacturing LLC(10)	7,253,602	(11)	20.6%	7,253,602	(11)	0	0%
SF Capital Partners	1,386,957	(12)	4.0%	1,386,957	(12)	0	0%
Michael Stelter(13)	1,117,652		3.3%	1,117,652		0	0%

*
Less than 1%

(1)
Includes warrants to acquire 375,000 shares of common stock.

(2)
Includes warrants to purchase 50,000 shares of common stock.

(3)
Includes warrant to acquire 50,000 shares of common stock.

(4)
Mr. Nicholas Konstant, one of our founders, holds a 100% membership interest in DYDX.

(5)
Includes options to purchase 947,546 shares of common stock.

(6)
Includes 486,511 shares of common stock, warrants to purchase 407,224 shares of common stock, 2,169,330 shares of common stock issuable upon conversion of Series C Convertible Preferred Stock and 500,000 shares of common stock issuable upon exercise and conversion of warrants to purchase shares of Series C Convertible Preferred Stock.

(7)
Includes 456,429 shares of common stock and warrants to purchase 125,974 shares of common stock.

(8)
Kevin P. McEneely, who is one of our directors, and Victor Conant, who served as one of our directors until August 30, 2001, are managers and members of NCVC and, in such capacities, share voting and investment power with respect to the shares of common stock held by NCVC.

(9)
Includes options to purchase 1,000,000 shares of common stock

(10)
Mr. Joseph Marino, one of our founders and former Chairman and CEO, holds a 100% ownership interest in Pino Manufacturing.

(11)
Includes options to purchase 1,000,000 shares of common stock.

(12)
Includes warrants to purchase 300,000 shares of common stock.

(13)
Michael Stelter is one of our co-founders and has been one of our directors since our incorporation in June 1998.

(14)
All of the selling stockholders, except for Capstone Investments and Jason Diamond, have entered into stock trading agreements, which among other things, place restrictions on the number of shares they can sell publicly at any given time and from time to time under certain conditions.

LEGAL MATTERS

        Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for Electric City by Schwartz, Cooper, Greenberger & Krauss, Chtd. of Chicago, Illinois.

EXPERTS

        The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contain an explanatory paragraph regarding the Company's ability to continue as a going concern) incorporated by reference herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses Of Issuance And Distribution.

        The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission (the "Commission") registration fee.

SEC Registration Fee	$1,902.00
Legal Fees and Expenses	13,000.00
Accounting Fees and Expenses	5,000.00
Costs of Printing	500.00
Miscellaneous Expenses	—

Total	$20,402.00

Item 15.    Indemnification of Directors and Officers

        Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

        Article VIII of Electric City's By-laws specifies that Electric City shall indemnify its directors, officers, employees and agent to the full extent that such right of indemnity is permitted by law. This provision of the By-laws is deemed to be a contract between Electric City and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The amendment or repeal of such provision of the By-Laws may be effected by the affirmative vote of the holders of a majority in interest of all outstanding capital stock of Electric City entitled to vote, in person or by proxy, at any annual or special meeting in which a quorum is present. The By-Laws may also be amended, adopted or repealed in whole or in part by actions of the majority of the whole board of directors. In certain circumstances, 75% of the voting power of all outstanding shares of the Series A and Series C Convertible Preferred Stock of Electric City is also required to approve any amendment of the By-Laws.

        Electric City has executed indemnification agreements with certain officers pursuant to which Electric City has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of Electric City.

        Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, authorizing unlawful payments of dividends or unlawful redemptions or stock purchases as contemplated by Section 174 of Delaware General Corporation Law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

        Electric City's Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of a majority of the voting power of all outstanding shares of the capital stock of Electric City, and, in certain circumstances, 75% of the voting power of all outstanding shares of the Series A and Series C convertible preferred stock of Electric City, is also required to amend such provisions.

        Electric City has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of Electric City (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 16.    Exhibits

Exhibit Number	Description
4.24
Securities Purchase Agreement dated December 16, 2002, between Electric City Corp. and Munder Power Plus Fund, A Series of the Munder Funds, Inc. (Incorporated by references to the Company's Annual Report filed on Form 10-KSB for the period ended December 31, 2002)
4.25
Stock Trading Agreement dated December 16, 2002, between Electric City Corp. and Munder Power Plus Fund, A Series of the Munder Funds, Inc. (Incorporated by references to the Company's Annual Report filed on Form 10-KSB for the period ended December 31, 2002)
4.26
Securities Purchase Agreement dated February 27, 2003, between Electric City Corp. and SF Capital Partners (Incorporated by references to the Company's Annual Report filed on Form 10-KSB for the period ended December 31, 2002)
4.27
Stock Trading Agreement dated February 27, 2003, between Electric City Corp. and SF Capital Partners (Incorporated by references to the Company's Annual Report filed on Form 10-KSB for the period ended December 31, 2002)
4.28*	Securities Purchase Agreement dated April 17, 2003, between Electric City Corp. and Munder Power Plus Fund, A Series of the Munder Funds, Inc.
4.29*	Acknowledgment and Amendment to Stock Trading Agreement dated April 17, 2003, between Electric City Corp. and Munder Power Plus Fund, A Series of the Munder Funds, Inc.
4.30*	Securities Purchase Agreement dated April 23, 2003, between Electric City Corp. and Richard P. Kiphart
4.31*	Stock Trading Agreement dated April 23, 2003, between Electric City Corp. and Richard P. Kiphart
5.1*	Opinion of Schwartz Cooper Greenberger & Krauss, Chtd. with respect to the legality of the common stock being registered.
10.45
Warrant Certificate to Purchase 300,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Munder Power Plus Fund, A Series of the Munder Funds, Inc. (Incorporated by references to the Company's Annual Report filed on Form 10-KSB for the period ended December 31, 2002)
10.46
Warrant Certificate to Purchase 50,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Capstone Investments. (Incorporated by references to the Company's Annual Report filed on Form 10-KSB for the period ended December 31, 2002)
10.47
Warrant Certificate to Purchase 300,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to SF Capital Partners. (Incorporated by references to the Company's Annual Report filed on Form 10-KSB for the period ended December 31, 2002)
10.50*	Warrant Certificate to Purchase 75,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Munder Power Plus Fund, A Series of the Munder Funds, Inc.
10.51*	Warrant Certificate to Purchase 125,974 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Richard P. Kiphart
10.52*	Employment Agreement, effective January 1, 2003, between the Company and Jeffrey Mistarz
23.1*	Consent of BDO Seidman, LLP.
23.2*	Consent of Schwartz Cooper Greenberger & Krauss, Chtd. (contained in exhibit 5.1).
24.1*	Power of Attorney (included on the signature page hereof).

*
Filed herewith

Item 17.    Undertakings

        (a)   The undersigned registrant hereby will

          (1)   File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i)    Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  Include any additional or changed material information on the plan of distribution; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

          (2)   For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering; and

          (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b)   The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable. In the event a claim against the registrant for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elk Grove Village, State of Illinois, on the 8th day of May, 2003.

ELECTRIC CITY CORP.
By:	/s/ JOHN P. MITOLA John P. Mitola Chief Executive Officer

POWER OF ATTORNEY

        The undersigned hereby constitutes and appoints John Mitola and Jeffrey Mistarz, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this Registration Statement on Form S-3 in connection with the registration of common stock by the registrant and offering thereof pursuant hereto and to execute any amendments thereto (including post-effective amendments), including a registration statement filed pursuant to Rule 462(b), or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below.

Signature	Title	Date
/s/ JOHN P. MITOLA John P. Mitola	Chief Executive Officer	3/24/03
/s/ JEFFREY MISTARZ Jeffrey Mistarz	Chief Financial Officer and Treasurer	3/24/03
/s/ ROBERT MANNING Robert Manning	Chairman of the Board	3/25/03
/s/ ANTHONY ASHLEY Anthony Ashley	Director	5/2/03
/s/ DAVID ASPLUND David Asplund	Director	3/31/03
/s/ FREDERIC BRACE Frederic Brace	Director	3/24/03
/s/ KEVIN MCENEELY Kevin McEneely	Director	3/25/03
/s/ GERALD PIENTKA Gerald Pientka	Director	5/5/03
/s/ MICHAEL STELTER Michael Stelter	Director	3/26/03
/s/ ROBERT WAGNER Robert Wagner, Jr.	Director	3/26/03

INDEX TO EXHIBITS

Exhibit Number	Description
4.24	Securities Purchase Agreement dated December 16, 2002, between Electric City Corp. and Munder Power Plus Fund, A Series of the Munder Funds, Inc. (Incorporated by references to the Company's Annual Report filed on Form 10-KSB for the period ended December 31, 2002)
4.25	Stock Trading Agreement dated December 16, 2002, between Electric City Corp. and Munder Power Plus Fund, A Series of the Munder Funds, Inc. (Incorporated by references to the Company's Annual Report filed on Form 10-KSB for the period ended December 31, 2002)
4.26	Securities Purchase Agreement dated February 27, 2003, between Electric City Corp. and SF Capital Partners (Incorporated by references to the Company's Annual Report filed on Form 10-KSB for the period ended December 31, 2002)
4.27	Stock Trading Agreement dated February 27, 2003, between Electric City Corp. and SF Capital Partners (Incorporated by references to the Company's Annual Report filed on Form 10-KSB for the period ended December 31, 2002)
4.28*	Securities Purchase Agreement dated April 17, 2003, between Electric City Corp. and Munder Power Plus Fund, A Series of the Munder Funds, Inc.
4.29*	Acknowledgment and Amendment to Stock Trading Agreement dated April 17, 2003, between Electric City Corp. and Munder Power Plus Fund, A Series of the Munder Funds, Inc.
4.30*	Securities Purchase Agreement dated April 23, 2003, between Electric City Corp. and Richard P. Kiphart
4.31*	Stock Trading Agreement dated April 23, 2003, between Electric City Corp. and Richard P. Kiphart
5.1*	Opinion of Schwartz Cooper Greenberger & Krauss, Chtd. with respect to the legality of the common stock being registered.
10.45	Warrant Certificate to Purchase 300,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Munder Power Plus Fund, A Series of the Munder Funds, Inc. (Incorporated by references to the Company's Annual Report filed on Form 10-KSB for the period ended December 31, 2002)
10.46	Warrant Certificate to Purchase 50,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Capstone Investments. (Incorporated by references to the Company's Annual Report filed on Form 10-KSB for the period ended December 31, 2002)
10.47	Warrant Certificate to Purchase 300,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to SF Capital Partners. (Incorporated by references to the Company's Annual Report filed on Form 10-KSB for the period ended December 31, 2002)
10.50*	Warrant Certificate to Purchase 75,000 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Munder Power Plus Fund, A Series of the Munder Funds, Inc.
10.51*	Warrant Certificate to Purchase 125,974 shares of Common Stock Par Value $0.0001 Per Share, of Electric City Corp. issued to Richard P. Kiphart
10.52*	Employment Agreement, effective January 1, 2003, between the Company and Jeffrey Mistarz
23.1*	Consent of BDO Seidman, LLP.
23.2*	Consent of Schwartz Cooper Greenberger & Krauss, Chtd. (contained in exhibit 5.1).
24.1*	Power of Attorney (included on the signature page hereof).

*
Filed herewith

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
SELLING STOCKHOLDERS
LEGAL MATTERS
EXPERTS
INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses Of Issuance And Distribution.
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS